PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 27 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                     Dated January 13, 2004
                                                                  Rule 424(b)(3)


                                  $65,000,000
                                Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                        --------------------------------
                         6% PERQS due January 30, 2005
                          Mandatorily Exchangeable for
                Shares of Common Stock of QUALCOMM INCORPORATED

       Performance Equity-linked Redemption Quarterly-pay Securities(SM)
                                  ("PERQS(R)")

The PERQS will pay 6% interest per year but do not guarantee any return of principal at maturity. Instead, the PERQS will pay at maturity a number of shares of Qualcomm common stock based on the closing price of Qualcomm common stock at maturity, subject to a cap price.

o    The principal amount and issue price of each PERQS is $59.919.

o We will pay 6% interest (equivalent to $3.59514 per year) on the $59.919 principal amount of each PERQS. The amount of each such payment may be subject to adjustment, which may be positive or negative, in the event of a change in the declared regular quarterly cash dividend paid to holders of Qualcomm common stock on or after January 13, 2004. Interest will be paid quarterly, beginning April 30, 2004.

o At maturity you will receive shares of Qualcomm common stock in exchange for each PERQS at the exchange ratio multiplied by the exchange factor at maturity. The initial exchange ratio is one share of Qualcomm common stock per PERQS. However, if the price of Qualcomm common stock at maturity is higher than the cap price, the exchange ratio will be adjusted downward, and you will receive an amount of Qualcomm common stock per PERQS at maturity that is less than one share. The initial exchange factor is 1.0 and is subject to adjustment for certain corporate events in respect of Qualcomm Incorporated. The maturity of the PERQS may be accelerated under limited circumstances, including in the event of a substantial decline in the price of Qualcomm common stock.

o The cap price is $70.4048, or 117.50% of the issue price of the PERQS. The maximum you can receive at maturity is Qualcomm common stock worth $70.4048 per PERQS.

o Investing in PERQS is not equivalent to investing in Qualcomm common stock. You will not have the right to exchange your PERQS for Qualcomm common stock prior to maturity.

o Qualcomm Incorporated is not involved in this offering of PERQS in any way and will have no obligation of any kind with respect to the PERQS.

o    The PERQS will not be listed on any securities exchange.

You should read the more detailed description of the PERQS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PERQS."

The PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                        --------------------------------
                            PRICE $59.919 PER PERQS
                        --------------------------------

                                      Price         Agent's     Proceeds to
                                   to Public(1)   Commissions  the Company(1)
                                  --------------  -----------  --------------
Per PERQS........................     $59.919        $.10         $59.819
Total............................ $65,000,011.36  $108,479.80  $64,891.531.56

---------
(1) Plus accrued interest, if any, from the original issue date.


                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PERQS(R) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PERQS offered are medium-term debt securities of Morgan Stanley. The return on the PERQS at maturity is linked to the performance of the common stock of Qualcomm Incorporated, which we refer to as Qualcomm Stock. We may not redeem the PERQS prior to maturity.

     "Performance Equity-linked Redemption Quarterly-pay Securities" is our service mark and "PERQS" is our registered service mark.

Each PERQS                    We, Morgan Stanley, are offering 6% Performance
costs $59.919                 Equity-linked Redemption Quarterly-pay
                              Securities(SM) due January 30, 2005, Mandatorily
                              Exchangeable for Shares of Common Stock of
                              Qualcomm Incorporated, which we refer to as the PERQS. The principal amount and issue price of each PERQS is $59.919.

No guaranteed                 Unlike ordinary debt securities, the PERQS do not
return of principal           guarantee any return of principal at maturity.
                              Instead the PERQS will pay an amount of Qualcomm
                              Stock on the maturity date, the value of which may be more or less than the principal amount of the PERQS, subject to a cap based on the closing price of Qualcomm Stock on the valuation date, which is scheduled to be January 27, 2005.
                              Investing in PERQS is not equivalent to investing in Qualcomm Stock. If at maturity (including upon an acceleration of the PERQS) the closing price of Qualcomm Stock has declined below $59.919, you will receive a number of shares of Qualcomm Stock worth less than the principal amount of the PERQS. In certain cases of acceleration described below under "--The maturity date of the PERQS may be accelerated," you may instead receive an early cash payment on the PERQS.

6% interest on the            We will pay interest on the PERQS, at the rate of
principal amount              6% of the principal amount per year, quarterly on
                              April 30, 2004, July 30, 2004, October 30, 2004
                              and the maturity date; provided that the amount payable on any interest payment date may be subject to adjustment, which may be positive or negative, in the event of a change in the declared regular quarterly cash dividend paid to holders of Qualcomm Stock on or after January 13, 2004. The interest rate we pay on the PERQS is more than the current dividend rate on Qualcomm
                              Stock. The PERQS will mature on January 30, 2005.

                              In the event of any change (whether positive or negative) on or after January 13, 2004 in the declared regular quarterly cash dividend payable to holders of Qualcomm Stock, the interest payment on the PERQS will be adjusted by a specific dividend adjustment factor following the ex-dividend date for the new declared regular quarterly cash dividend, which we refer to as the adjusted dividend ex-date, for any interest payment date with respect to the PERQS that occurs on or after the tenth trading day following an adjusted dividend ex-date.

                              The adjusted interest payment that will be payable on each interest payment date on or after the tenth trading day following an adjusted dividend ex-date relating to the new declared regular quarterly cash dividend will be calculated as follows:


                                       [(      actual Qualcomm       initial Qualcomm )   Exchange       Dividend      ]
adjusted interest payment = $.898785 + [( quarterly cash dividend -   quarterly cash  ) x   Ratio  x Adjustment Factor ]
                                       [(  times Exchange Factor        dividend      )                                ]


                              ; provided that for the interest payment date on April 30, 2004, the adjusted interest payment, if necessary, will be calculated using $.988664 in place of $.898785.

                              For the purposes of determining adjustments to a quarterly interest payment:

                              o "initial Qualcomm quarterly cash dividend" will be $.07; and

                              o "Dividend Adjustment Factor" will be the applicable value set forth in Annex A to this pricing supplement.

                              Additionally, in this calculation, $.07 is the current quarterly dividend payable to holders of one share of Qualcomm Stock.

                              Any change in the declared regular quarterly cash dividend on Qualcomm Stock will be determined as of the adjusted dividend ex-date, and each following interest payment on the PERQS payable on an interest payment date that occurs on or after the tenth trading day following the adjusted dividend ex-date will be adjusted pursuant to the formula described above, subject to any further change in the regular quarterly cash dividends on Qualcomm Stock.

                              In the event a quarterly cash dividend is not declared or paid on Qualcomm Stock, the actual quarterly cash dividend for that quarterly period will be zero.

Your appreciation             The appreciation potential of each PERQS is
potential is capped           limited by the cap price. The cap price is
                              $70.4048, or 117.50% of the issue price of the PERQS (the "Cap Price"). The maximum you can receive at maturity is Qualcomm Stock worth
                              $70.4048 per PERQS as of the valuation date, which is scheduled to be January 27, 2005.

Payout at maturity            If the maturity of the PERQS has not accelerated,
                              we will deliver to you on the maturity date for each $59.919 principal amount of PERQS you hold a number of shares of Qualcomm Stock equal to the exchange ratio multiplied by the exchange factor.
                              The initial exchange ratio and the initial exchange factor are each equal to 1.0 and may be adjusted as follows:

                                         Exchange Ratio Adjustment

                              The exchange ratio will be adjusted downward at maturity if the closing price of Qualcomm Stock on the valuation date multiplied by the exchange factor exceeds the Cap Price.

                              The adjusted exchange ratio will be calculated as follows:

                                                                                      Cap Price
                              Exchange Ratio at Maturity = Initial Exchange Ratio x --------------
                                                                                    Maturity Price
                              where,


                                Maturity Price = Qualcomm Stock Closing Price x Exchange Factor
                                                    on the Valuation Date

                              If the closing price of Qualcomm Stock on the valuation date multiplied by the exchange factor is the same as or less than the Cap Price, we will not adjust the exchange ratio.

                              You can review the historical prices of Qualcomm Stock in the section of this pricing supplement called "Historical Information."

                                        Exchange Factor Adjustment

                              During the life of the PERQS, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, may make adjustments to the exchange factor to reflect the occurrence of certain corporate events relating to Qualcomm Stock. You should read about these adjustments in the sections of this pricing supplement called "Risk Factors--The antidilution adjustments the calculation agent is required to make do not cover every corporate event that can affect Qualcomm Stock" and "Description of PERQS--Exchange at Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

                              If a market disruption event occurs on January 27, 2005, the maturity date of the PERQS will be postponed. See the section of this pricing supplement called "Description of PERQS--Maturity Date." The maturity of the PERQS may be accelerated under the circumstances described below under "--The maturity date of the PERQS may be accelerated."

                              You will not have the right to exchange your PERQS for Qualcomm Stock prior to maturity.

The maturity date of the      The maturity date of the of the PERQS will be
PERQS may be accelerated      accelerated upon the occurrence of any of the
                              following three events:

                                o a price event acceleration, which will occur if the closing price of Qualcomm Stock and on any two consecutive trading days is less than $2.00 (subject to adjustment for certain corporate events related to Qualcomm);

                                o a reorganization event acceleration, which will occur if Qualcomm is subject to a reorganization event in which holders of Qualcomm Stock receive only cash; and

                                o an event of default acceleration, which will occur if there is an event of default with respect to the PERQS.

                              The amount payable to you will differ depending on the reason for the acceleration.

                                o If there is a price event acceleration, we will owe you (i) a number of shares of Qualcomm Stock equal to the exchange ratio, adjusted as if such date were the valuation date, multiplied by the exchange factor as of the date of such acceleration, and (ii) accrued but unpaid interest to but excluding the date of acceleration plus an amount of cash determined by the Calculation Agent equal to the sum of the present values of the remaining scheduled payments of interest on the PERQS (excluding such accrued but unpaid interest) discounted to the date of acceleration, as described in the section of this pricing supplement called "Description of PERQS--Price Event Acceleration."

                                o  If there is a reorganization event
                                   acceleration, we will owe you (i) the product of (a) the amount of cash received per share of Qualcomm Stock, (b) the exchange ratio, adjusted as if such date were the valuation date, and (c) the exchange factor at the time of the reorganization event, and (ii) accrued but unpaid interest to but excluding the date of acceleration.

                                o If there is an event of default acceleration, we will owe you (i) product of (a) the closing price of Qualcomm Stock as of the date of such acceleration, (b) the exchange ratio, adjusted as if such date were the valuation date, and (c) the exchange factor as of the date of such acceleration, and
                                   (ii) accrued but unpaid
                                   interest to the date of acceleration.

                              The amount payable to you if the maturity of the PERQS is accelerated may be substantially less than the $59.919 principal amount of the PERQS.

PERQS are not listed          The PERQS will not be listed on any securities
                              exchange.

MS & Co. will be the          We have appointed our affiliate, MS & Co., to act
Calculation Agent             as calculation agent for JPMorgan Chase Bank
                              (formerly known as The Chase Manhattan Bank), the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the amount of Qualcomm Stock that you will receive at maturity and the amount payable per PERQS in the event of any acceleration.

No affiliation with           Qualcomm Incorporated, which we refer to as
Qualcomm Incorporated         Qualcomm, is not an affiliate of ours and is not
                              involved with this offering in any way. The obligations represented by the PERQS are obligations of Morgan Stanley and not of Qualcomm.

Where you can find more       The PERQS are senior notes issued as part of our
information on the PERQS      Series C medium-term note program. You can find a
                              general description of our Series C medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate
                              Notes" and "--Exchangeable Notes."

                              For a detailed description of the terms of the PERQS, including the specific mechanics and timing of the exchange ratio adjustment, you should read the "Description of PERQS" section in this pricing supplement. You should also read about some of the risks involved in investing in PERQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity-linked notes such as the PERQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PERQS.

How to reach us               You may contact our principal executive offices
                              at 1585 Broadway, New York, New York 10036
                              (telephone number (212) 761-4000).

                                  RISK FACTORS

     The PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Qualcomm Stock, there is no guaranteed return of principal. This section describes the most significant risks relating to the PERQS. You should carefully consider whether the PERQS are suited to your particular circumstances before you decide to purchase them.

PERQS are not ordinary        The PERQS combine features of equity and debt.
senior notes --               The terms of the PERQS differ from those of
no guaranteed return of       ordinary debt securities in that we will not pay
principal                     you a fixed amount at maturity. Our payout to you
                              at maturity will be a number of shares of Qualcomm Stock based on the closing price of Qualcomm Stock on the valuation date, which is scheduled to be January 27, 2005, unless the maturity of the PERQS has been accelerated. If the closing price of Qualcomm Stock on the valuation date (including upon an acceleration of the PERQS) is less than the issue price of the PERQS, we will pay you an amount of Qualcomm
                              Stock with a value that is less than the principal amount of the PERQS.

                              If the price of Qualcomm Stock is lower on the actual maturity date than it was on the valuation date, the value of any Qualcomm Stock you receive will be less than it would have been had you received it on the valuation date. Under no circumstances will you receive an amount of Qualcomm Stock for each PERQS worth more than $70.4048 as of the valuation date.

Your appreciation             The appreciation potential of the PERQS is
potential is limited          limited because of the cap price of $70.4048. You
                              may receive less than one share of Qualcomm Stock per PERQS at maturity if the initial exchange ratio of one share of Qualcomm Stock per PERQS has been adjusted downward.

Interest payable on the       The interest payable on the PERQS may be
PERQS may be decreased        decreased or increased in the event of a change
                              after January 13, 2004 in the declared regular quarterly cash dividend payable to holders of Qualcomm Stock. In addition, if Qualcomm fails to pay any declared dividend increase on Qualcomm
                              Stock, we may reduce the interest payment on the PERQS in subsequent interest payment periods in order to offset the increase in the interest payment on the PERQS related to the declared dividend that Qualcomm failed to pay. Once decreased, it is possible that the full interest payment may not be restored.

Secondary trading             The PERQS will not be listed on any securities
may be limited                exchange. There may be little or no secondary
                              market for the PERQS. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the PERQS but is not required to do so.

Market price of the PERQS     Several factors, many of which are beyond our
influenced by many            control, will influence the value of the PERQS.
unpredictable factors         We expect that generally the market price of
                              Qualcomm Stock on any day will affect the value of the PERQS more than any other single factor.
                              However, because the exchange ratio for the PERQS may be adjusted based on the closing price of Qualcomm Stock on the valuation date, the PERQS may trade differently from Qualcomm Stock. Other factors that may influence the value of the PERQS include:

                              o the volatility (frequency and magnitude of changes in price) of Qualcomm Stock

                              o  the dividend rate on Qualcomm Stock

                              o  geopolitical conditions and economic,
                                 financial, political, regulatory or judicial events that affect stock markets generally and which may affect the market price of Qualcomm Stock

                              o  interest and yield rates in the market

                              o the time remaining to the maturity of the PERQS

                              o  our creditworthiness

                              o the occurrence of certain events affecting Qualcomm Stock that may or may not require an adjustment to the exchange factor

                              Some or all of these factors will influence the price you will receive if you sell your PERQS prior to maturity. For example, you may have to sell your PERQS at a substantial discount from the principal amount if the market price of Qualcomm Stock is at, below, or not sufficiently above the issue price of the PERQS.

                              You cannot predict the future performance of Qualcomm Stock based on its historical performance. The price of Qualcomm Stock may decrease so that you will receive at maturity an amount of Qualcomm Stock worth less than the principal amount of the PERQS. In addition, there can be no assurance that the price of Qualcomm Stock will increase so that you will receive at maturity an amount of Qualcomm Stock worth more than the principal amount of the PERQS.

If the PERQS accelerate,      The maturity of the PERQS will be accelerated if
you may receive an amount     there is a price event acceleration, a
worth substantially less      reorganization event acceleration or an event of
than the principal amount     default acceleration. The amount payable to you
of the PERQS                  if the maturity of the PERQS is accelerated will
                              differ depending on the reason for the
                              acceleration and may be substantially less than the principal amount of the PERQS. See
                              "Description of PERQS--Price Event Acceleration," paragraph 5 under "Description of
                              PERQS--Antidilution Adjustments" and "Description of PERQS--Alternate Exchange Calculation in Case of an Event of Default."

Morgan Stanley is not         Qualcomm is not an affiliate of ours and is not
affiliated with Qualcomm      involved with this offering in any way.
                              Consequently, we have no ability to control the actions of Qualcomm, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Qualcomm has no obligation to consider your interest as an investor in the PERQS in taking any corporate actions that might affect the value of your PERQS. None of the money you pay for the PERQS will go to Qualcomm.

Morgan Stanley may engage     We or our affiliates may presently or from time
in business with or           to time engage in business with Qualcomm without
involving Qualcomm without    regard to your interests, including extending
regard to your interest       loans to, or making equity investments in,
                              Qualcomm or providing advisory services to Qualcomm, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Qualcomm. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Qualcomm. These research reports may or may not recommend that investors buy or hold
                              Qualcomm Stock.

You have no                   Investing in the PERQS is not equivalent to
shareholder rights            investing in Qualcomm Stock. As an investor in
                              the PERQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Qualcomm Stock. In addition, you do not have the right to exchange your PERQS for Qualcomm Stock prior to maturity.

The antidilution adjustments  MS & Co., as calculation agent, will adjust the
the calculation agent is      amount payable at maturity for certain events
required to make do not       affecting Qualcomm Stock, such as stock splits
cover every corporate event   and stock dividends, and certain other corporate
that can affect Qualcomm      actions involving Qualcomm, such as mergers.
Stock                         However, the calculation agent will not make an
                              adjustment for every corporate event that can affect Qualcomm Stock. For example, the calculation agent is not required to make any adjustments if Qualcomm or anyone else makes a partial tender or partial exchange offer for Qualcomm Stock. If an event occurs that does not require the calculation agent to adjust the amount of Qualcomm Stock payable at maturity, the market price of the PERQS may be materially and adversely affected. In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect
                              Qualcomm Stock other than those contemplated in this pricing supplement. Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange factor may materially and adversely affect the market price of the PERQS.

Adverse economic interests    Because the calculation agent, MS & Co., is our
of the calculation agent and  affiliate, the economic interests of the
its affiliates may affect     calculation agent and its affiliates may be
determinations                adverse to your interests as an investor in the
                              PERQS. As calculation agent, MS & Co. will calculate the payout to you at maturity of the PERQS and in the event of any acceleration and will determine what adjustments should be made to the exchange factor to reflect certain corporate and other events. Determinations made by MS &
                              Co., in its capacity as calculation agent, including adjustments to the exchange factor or the calculation of the amount payable to you in the event of any acceleration, may affect the amount payable to you at maturity or upon any acceleration. See the sections of this pricing supplement called "Description of PERQS--Exchange at Maturity," "--Exchange Factor," "--Price Event
                              Acceleration," "--Antidilution Adjustments" and
                              "--Alternate Exchange Calculation in Case of an
                              Event of Default."

Hedging and trading activity  MS & Co. and other affiliates of ours have by the calculation agent and  carried out, and will continue to carry out,
its affiliates could          hedging activities related to the PERQS,
potentially affect the value  including trading in Qualcomm Stock as well as in
of the PERQS                  other instruments related to Qualcomm Stock. MS &
                              Co. and some of our other subsidiaries also trade
                              Qualcomm Stock and other financial instruments related to Qualcomm Stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities as of the date of this pricing supplement could potentially have increased the price of Qualcomm Stock and, accordingly, potentially have increased the issue price of the PERQS and, therefore, the price at which Qualcomm
                              Stock must close before you would receive at maturity an amount of Qualcomm Stock worth as much as or more than the principal amount of the PERQS. Additionally, such hedging or trading activities during the term of the PERQS could potentially affect the price of Qualcomm Stock on the valuation date or any acceleration date and, accordingly, the value of the Qualcomm Stock you will receive at maturity, including upon an acceleration event.

Because the characterization  You should also consider the U.S. federal income
of the PERQS for U.S.         tax consequences of investing in the PERQS. There
federal income tax purposes   is no direct legal authority as to the proper tax
is uncertain, the material    treatment of the PERQS, and consequently our
U.S. federal income tax       special tax counsel is unable to render an
consequences of an            opinion as to their proper characterization for
investment in the PERQS       U.S. federal income tax purposes. Therefore,
are uncertain                 significant aspects of the tax treatment of the
                              PERQS are uncertain. Pursuant to the terms of the PERQS, you have agreed with us to treat a PERQS as an investment unit consisting of (i) a forward contract pursuant to which you agree to purchase
                              Qualcomm Stock from us at maturity and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the forward contract, as described in the section of this pricing supplement called "Description of
                              PERQS--United States Federal Income
                              Taxation--General." If the Internal Revenue
                              Service (the "IRS") were successful in asserting an alternative characterization for the PERQS, the timing and character of income on the PERQS and your basis for Qualcomm Stock received in exchange for the PERQS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of PERQS--United States
                              Federal Income Taxation." You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PERQS.

                              DESCRIPTION OF PERQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PERQS" refers to each $59.919 principal amount of our 6% PERQS due January 30, 2005, Mandatorily Exchangeable for Shares of Common Stock of Qualcomm Incorporated. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount... $65,000,011.36

Maturity Date................ January 30, 2005, subject to extension in the event of a Market Disruption Event on January 27, 2005 in accordance with the following paragraph.

                              If the Valuation Date is postponed due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second Trading Day following the Valuation Date.

Valuation Date............... January 27, 2005; provided that if January 27,
                              2005 is not a Trading Day or if a Market
                              Disruption Event occurs on such day, the Valuation Date will be the immediately succeeding Trading Day on which no Market Disruption Event occurs; provided further, that the Valuation Date will not be later than the third scheduled Trading Day following January 27, 2005.

Interest Rate................ 6% per annum (equivalent to $3.59514 per annum per PERQS); provided that the amount payable on any Interest Payment Date (as defined below) may be subject to adjustment, which may be positive or negative, in the event of a change in the declared regular quarterly cash dividend payable to holders of Qualcomm Stock.

                              In the event of any change (whether positive or negative) on or after January 13, 2004 in the declared regular quarterly cash dividend payable to holders of Qualcomm Stock, the interest payment on the PERQS will be adjusted by a specific dividend adjustment factor following the ex-dividend date for the new declared regular quarterly cash dividend, which we refer to as the Adjusted Dividend Ex-Date, for any Interest Payment Date with respect to the PERQS that occurs on or after the tenth Trading Day following an Adjusted Dividend Ex- Date.

                              The Adjusted Interest Payment that will be payable on each Interest Payment Date on or after the tenth Trading Day following an Adjusted Dividend Ex-Date relating to the new declared regular quarterly cash dividend will be calculated as follows:

                                       [(      actual Qualcomm       initial Qualcomm )   Exchange       Dividend      ]
adjusted interest payment = $.898785 + [( quarterly cash dividend  -  quarterly cash  ) x   Ratio  x Adjustment Factor ]
                                       [(  times Exchange Factor        dividend      )                                ]

                              ; provided that for the interest payment date on April 30, 2004, the Adjusted Interest Payment, if necessary, will be calculated using $.988664 in place of $.898785.

                              For the purposes of determining adjustments to a quarterly interest payment:

                              o "initial Qualcomm quarterly cash dividend" will be $.07; and

                              o "Dividend Adjustment Factor" will be the applicable value set forth in Annex A to this pricing supplement.

                              Additionally, in this calculation, $.07 is the current quarterly dividend payable to holders of one share of Qualcomm Stock.

                              Any change in the declared regular quarterly cash dividend on Qualcomm Stock will be determined as of the Adjusted Dividend Ex-Date, and each following interest payment on the PERQS payable on an Interest Payment Date that occurs on or after the tenth Trading Day following the Adjusted Dividend Ex-Date will be adjusted pursuant to the formula described above, subject to any further change in the regular quarterly cash dividends on Qualcomm Stock.

                              In the event a quarterly cash dividend is not declared or paid on Qualcomm Stock, the actual quarterly cash dividend for that quarterly period will be zero.

                              If Qualcomm fails to pay such declared dividend increase, the adjustment to the interest payment payable on the PERQS based on such declaration will not be made and the stated interest rate will apply without any adjustment to the payment amount. In the event that an interest payment date on the PERQS falls after the Adjusted Dividend Ex-Date but before the payment date of the new regular quarterly cash dividend payable to the holders of Qualcomm Stock and Qualcomm fails to pay such declared dividend on its payment date, we reserve the right to reduce the interest payment on any subsequent interest payment date in order to offset the increase related to the declared dividend that Qualcomm failed to pay.

Interest Payment Dates....... April 30, 2004, July 30, 2004, October 30, 2004
                              and the Maturity Date.

                              If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed, but no interest will accrue on the PERQS or on such payment during the period from or after the scheduled Maturity Date.

Specified Currency........... U.S. dollars

Issue Price.................. $59.919 per PERQS

Original Issue Date
(Settlement Date)............ January 21, 2004

CUSIP Number................. 61746S307

Denominations................ $59.919 and integral multiples thereof

Cap Price.................... $70.4048 (117.50% of the Issue Price)

Maturity Price............... Maturity Price means the product of (i) the
                              Closing Price of one share of Qualcomm Stock and
                              (ii) the Exchange Factor, each determined as of the Valuation Date.

Exchange at Maturity......... Unless the maturity of the PERQS has been accelerated, on the Maturity Date, upon delivery of the PERQS to the Trustee, we will apply the $59.919 principal amount of each PERQS as payment for and will deliver a number of shares of Qualcomm Stock equal to the product of the Exchange Ratio and the Exchange Factor, each determined as of the Valuation Date. Each of the Exchange Ratio and the Exchange Factor is initially set at 1.0. The Exchange Ratio is subject to adjustment at maturity in order to cap the value of Qualcomm Stock to be received upon delivery of the PERQS at $70.4048 per PERQS (117.50% of the Issue Price) as of the Valuation Date. See "--Exchange Ratio" below. The Exchange Factor is subject to adjustment upon the occurrence of certain corporate events relating to Qualcomm. See "--Exchange Factor" and "--Antidilution Adjustments" below.

                              We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, on or prior to 10:30 a.m. on the Trading Day immediately prior to the Maturity Date of the PERQS (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), of the amount of Qualcomm Stock to be delivered with respect to the $59.919 principal amount of each PERQS and (ii) deliver such shares of Qualcomm Stock (and cash in respect of interest and any fractional shares of Qualcomm Stock) to the Trustee for delivery to the holders on the Maturity Date. The Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the PERQS and calculate the Exchange Factor.

                              If the maturity of the PERQS is accelerated because of a Reorganization Event Acceleration (as defined under paragraph 5 under "--Antidilution Adjustments" below), or because of a Price Event Acceleration (as described under "--Price Event Acceleration" below) or because of an Event of Default Acceleration (as defined under "--Alternate Exchange Calculation in Case of an Event of Default" below), we shall provide such notice as promptly as possible and in no event later than (i) in the case of an Event of Default Acceleration, two Trading Days after the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding such Trading Day) and (ii) in the case of a Reorganization Event Acceleration or a Price Event Acceleration, 10:30 a.m. on the Trading Day immediately prior to the date of acceleration (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the date of acceleration).

Exchange Ratio............... 1.0; provided that if the Maturity Price exceeds the Cap Price, the Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the initial Exchange Ratio and (ii) a fraction the numerator of which will be the Cap Price and the denominator of which will be the Maturity Price. If the Maturity Price is less than or equal to the Cap Price, no adjustment to the Exchange Ratio will be made.

Price Event Acceleration..... If on any two consecutive Trading Days during the period prior to and ending on the third Business Day immediately preceding the Valuation Date, the product of the Closing Price per share of

                              Qualcomm Stock and the Exchange Factor is less than $2.00, the Maturity Date of the PERQS will be deemed to be accelerated to the third Business Day immediately following such second Trading Day (the "date of acceleration"). Upon such acceleration, you will receive per PERQS on the date of acceleration:

                                 o a number of shares of Qualcomm Stock equal to the Exchange Ratio, adjusted as if such date were the Valuation Date, multiplied by the Exchange Factor as of the date of acceleration; and

                                 o  accrued but unpaid interest to but
                                    excluding the date of acceleration plus an amount of cash as determined by the Calculation Agent equal to the sum of the present values of the remaining scheduled payments of interest on the PERQS (excluding any portion of such payments of interest accrued to the date of acceleration).

                              The present value of each remaining scheduled payment will be based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment, as determined by the Calculation Agent.

                              Investors will not be entitled to receive the return of the $59.919 principal amount of each PERQS upon a Price Event Acceleration.

No Fractional Shares......... Upon delivery of the PERQS to the Trustee at maturity (including as a result of acceleration under the terms of the senior indenture), we will deliver the aggregate number of shares of Qualcomm Stock due with respect to all of such PERQS, as described above, but we will pay cash in lieu of delivering any fractional share of Qualcomm Stock in an amount equal to the corresponding fractional Closing Price of such fraction of a share of Qualcomm Stock as determined by the Calculation Agent as of the Valuation Date.

Exchange Factor.............. 1.0, subject to adjustment for certain corporate events relating to Qualcomm. See "--Antidilution Adjustments" below.

Closing Price................ The Closing Price for one share of Qualcomm Stock
                              (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

                                 o  if Qualcomm Stock (or any such other
                                    security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Qualcomm Stock (or any such other security) is listed or admitted to trading,

                                 o  if Qualcomm Stock (or any such other
                                    security) is a security of the Nasdaq
                                    National Market (and provided that the
                                    Nasdaq National Market is not then a
                                    national securities exchange), the Nasdaq official closing price published by The Nasdaq Stock Market, Inc. on such day, or

                                 o  if Qualcomm Stock (or any such other
                                    security) is not listed or admitted to
                                    trading on any national securities exchange or a security of the Nasdaq National Market but is included in the OTC Bulletin Board Service (the "OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

                              If Qualcomm Stock (or any such other security) is listed or admitted to trading on any national securities exchange or is a security of the Nasdaq National Market but the last reported sale price or Nasdaq official closing price, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of Qualcomm Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or the OTC Bulletin Board on such day. If, because of a Market Disruption Event (as defined below) or otherwise, the last reported sale price or Nasdaq official closing price, as applicable, for Qualcomm Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for Qualcomm Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term "security of the Nasdaq National Market" will include a security included in any successor to such system, and the term OTC Bulletin Board Service will include any successor service thereto.

Trading Day.................. A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Optional Redemption.......... We will not redeem the PERQS prior to the
                              Maturity Date.

Book Entry Note or
Certificated Note............ Book Entry. The PERQS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PERQS. Your beneficial interest in the PERQS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by you or to be taken by you refer to actions taken or to be taken by DTC upon instructions from its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PERQS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of

                              Securities--Global Securities--Registered Global
                              Securities" in the accompanying prospectus.

Senior Note or
  Subordinated Note.......... Senior

Trustee...................... JPMorgan Chase Bank (formerly known as The Chase
                              Manhattan Bank)

Agent for the underwritten
  offering of PERQS.......... MS & Co.

Calculation Agent............ MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                              All calculations with respect to the Exchange Ratio for the PERQS will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655), and all dollar amounts related to payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upward.

                              Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any Closing Price or whether a Market Disruption Event has occurred or calculating the amount payable to you in the event of any acceleration. See "--Antidilution Adjustments," "--Market Disruption Event" and "--Alternate Exchange Calculation in Case of an Event of Default" below and "--Price Event Acceleration" above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments..... The Exchange Factor will be adjusted as follows:

                              1. If Qualcomm Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Qualcomm Stock.

                              2. If Qualcomm Stock is subject (i) to a stock dividend (issuance of additional shares of Qualcomm Stock) that is given ratably to all holders of shares of Qualcomm Stock or (ii) to a distribution of Qualcomm Stock as a result of the triggering of any provision of the corporate charter of Qualcomm, then once the dividend has become effective and Qualcomm Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Qualcomm Stock and (ii) the prior Exchange Factor.

                              3. There will be no adjustments to the Exchange Factor to reflect cash dividends or other distributions paid with respect to Qualcomm Stock other than distributions described in clauses
                              (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Qualcomm Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non- Extraordinary Dividend for Qualcomm Stock by an amount equal to at least 10% of the Closing Price of Qualcomm Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in Qualcomm Stock on the principal organized securities exchange or trading system on which Qualcomm Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to Qualcomm Stock, the Exchange Factor with respect to Qualcomm Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Qualcomm Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the sum of (x) the amount per share of the immediately preceding non-Extraordinary Dividend for Qualcomm Stock and
                              (y) the portion of such cash dividend, if any, that represents an increase to the regular quarterly dividend over the previous regular quarterly dividend, or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Qualcomm Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

                              4. If Qualcomm issues rights or warrants to all holders of Qualcomm Stock to subscribe for or purchase Qualcomm Stock at an exercise price per share less than the Closing Price of Qualcomm Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the PERQS, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Qualcomm Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Qualcomm Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Qualcomm Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Qualcomm Stock which the aggregate offering price of the total number of shares of Qualcomm Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

                              5. If (i) there occurs any reclassification or change of Qualcomm Stock, including, without limitation, as a result of the issuance of any tracking stock by Qualcomm, (ii) Qualcomm or any surviving entity or subsequent surviving entity of Qualcomm (an "Qualcomm Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Qualcomm or any Qualcomm Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Qualcomm is liquidated, (v) Qualcomm issues to all of its shareholders equity securities of an issuer other than Qualcomm (other than in a transaction described in clause
                              (ii), (iii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Qualcomm Stock (any such event in clauses (i) through (vi), a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each PERQS will be adjusted to provide that each holder of the PERQS will receive at maturity, in respect of the $59.919 principal amount of each PERQS, securities, cash or any other assets distributed to holders of Qualcomm Stock in or as a result of any such Reorganization Event, including (i) in the case of the issuance of tracking stock, the reclassified share of Qualcomm Stock, (ii) in the case of a Spin-off Event, the share of Qualcomm Stock with respect to which the spun-off security was issued, and (iii) in the case of any other Reorganization Event where Qualcomm Stock continues to be held by the holders receiving such distribution, the Qualcomm Stock (collectively, the "Exchange Property"), in an amount with a value equal to the product of the final Exchange Ratio and the Transaction Value. In addition, following a Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the Valuation Date. Notwithstanding the above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the PERQS will be deemed to be accelerated (a "Reorganization Event Acceleration") to the third Business Day immediately following the date on which such cash is distributed to holders of Qualcomm Stock (the "date of acceleration") and holders will receive in lieu of any Qualcomm Stock and as liquidated damages in full satisfaction of Morgan Stanley's obligations under the PERQS the product of (i) the Transaction Value as of the date of acceleration,
                              (ii) the Exchange Ratio, adjusted as if such date of acceleration were the Valuation Date, and
                              (iii) accrued but unpaid interest to but excluding the date of acceleration. If Exchange Property consists of more than one type of property, holders will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Qualcomm Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Qualcomm Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event and (iii) for any security received in any such Reorganization Event, an amount equal to the Closing Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of Qualcomm Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                              For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                              No adjustment to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths rounded upward. Adjustments to the Exchange Factor will be made up to the close of business on the Valuation Date.

                              The adjustments specified above do not cover all events that could affect the Closing Price of Qualcomm Stock, including, without limitation, a partial tender or exchange offer for Qualcomm Stock. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect trading prices of, or shareholders' rights in, Qualcomm Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                              Notwithstanding the foregoing, the amount payable by us at maturity with respect to each PERQS, determined as of the Valuation Date, will not under any circumstances exceed an amount of Qualcomm Stock (or other Exchange Property) having a market value of $70.4048 as of the Valuation Date.

                              The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                              The Calculation Agent will provide information as to any adjustments to the Exchange Factor or to the method of calculating the amount payable upon exchange at maturity of the PERQS in accordance with paragraph 5 above upon written request by any investor in the PERQS.

Market Disruption Event...... "Market Disruption Event" means, with respect to
                              Qualcomm Stock:

                                 (i) a suspension, absence or material
                                 limitation of trading of Qualcomm Stock on the primary market for Qualcomm Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Qualcomm Stock as a result of which the reported trading prices for Qualcomm Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to Qualcomm Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                 (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the PERQS.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (i) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (ii) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (iii) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the "Commission") of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (iv) a suspension of trading in options contracts on Qualcomm Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Qualcomm Stock and (v) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Qualcomm Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
  Calculation in Case of
  an Event of Default........ In case an event of default with respect to the
                              PERQS shall have occurred and be continuing, the amount declared due and payable per PERQS upon any acceleration of the PERQS (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the product of (i) the Closing Price of Qualcomm Stock (and/or the value of any Exchange Property) as of the date of such acceleration,
                              (ii) the Exchange Ratio, adjusted as if such date were the Valuation Date, and (iii) the then current Exchange Factor, plus accrued but unpaid interest to but excluding the date of acceleration.

Qualcomm Stock;
Public Information........... Qualcomm Incorporated licenses and receives royalty payments on its Code Division Multiple Access technology from major domestic and international telecommunications equipment suppliers and is a provider of wireless communications products, technologies and services. Qualcomm Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Qualcomm pursuant to the Exchange Act can be located by reference to Commission file number 1-9528. In addition, information regarding Qualcomm may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                              This pricing supplement relates only to the PERQS offered hereby and does not relate to Qualcomm Stock or other securities of Qualcomm. We have derived all disclosures contained in this pricing supplement regarding Qualcomm from the publicly available documents described in the preceding paragraph. In connection with the offering of the PERQS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Qualcomm in connection with the offering of the PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Qualcomm is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof

                              (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Qualcomm Stock (and therefore the price of Qualcomm Stock at the time we priced the PERQS and the Cap Price) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Qualcomm could affect the value received at maturity with respect to the PERQS and therefore the trading prices of the PERQS.

                              Neither we nor any of our affiliates makes any representation to you as to the performance of Qualcomm Stock.

                              We and/or our affiliates may presently or from time to time engage in business with Qualcomm, including extending loans to, or making equity investments in, Qualcomm or providing advisory services to Qualcomm, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Qualcomm, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Qualcomm, and the reports may or may not recommend that investors buy or hold Qualcomm Stock. The statements in the preceding sentences are not intended to affect the rights of holders of the PERQS under the securities laws. As a prospective purchaser of a PERQS, you should undertake an independent investigation of Qualcomm as in your judgment is appropriate to make an informed decision with respect to an investment in Qualcomm Stock.

Historical Information....... The following table sets forth the published high and low Closing Prices of Qualcomm Stock during 2001, 2002, 2003 and 2004 through January 13,
                              2004. The Closing Price (determined at the close of the principal trading session) of Qualcomm Stock on January 13, 2004 was $59.44. We obtained the Closing Prices and other information in the table from Bloomberg Financial Markets, and we believe such information to be accurate. You should not take the historical prices of Qualcomm Stock as an indication of future performance. The price of Qualcomm Stock may decrease so that at maturity you will receive an amount of Qualcomm Stock worth less than the principal amount of the PERQS. We cannot give you any assurance that the price of Qualcomm Stock will increase so that at maturity you will receive an amount of Qualcomm Stock worth more than the principal amount of the PERQS. Because your return is linked to the Closing Price of Qualcomm Stock on the Valuation Date, there is no guaranteed return of principal. To the extent that the Maturity Price of Qualcomm Stock is less than the Issue Price of the PERQS and the shortfall is not offset by the coupon paid on the PERQS, you will lose money on your investment.

                                                             High     Low     Dividends
                                                             ----     ---     ---------
                              (CUSIP 747525103)
                              2001
                              First Quarter................ $86.81   $48.06     $--
                              Second Quarter...............  70.99    43.88      --
                              Third Quarter................  68.34    44.89      --
                              Fourth Quarter...............  62.47    38.46      --
                              2002
                              First Quarter................  52.05    32.50      --
                              Second Quarter...............  39.80    24.80      --
                              Third Quarter................  30.37    23.75      --
                              Fourth Quarter...............  42.69    27.91      --
                              2003
                              First Quarter................  39.32    33.47     .05
                              Second Quarter...............  36.92    30.23     .05
                              Third Quarter................  45.73    34.99     .07
                              Fourth Quarter...............  54.82    42.35     .07
                              2004
                              First Quarter
                                (through January 13, 2004).  60.09    53.62      --


                              We make no representation as to the amount of dividends, if any, that Qualcomm will pay in the future. In any event, as a holder of the PERQS, you will not be entitled to receive dividends, if any, that may be payable on Qualcomm Stock.

Use of Proceeds and Hedging.. The net proceeds we receive from the sale of the
                              PERQS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the PERQS. See also "Use of Proceeds" in the accompanying prospectus.

                              On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PERQS by taking positions in Qualcomm Stock. Such purchase activity could have potentially increased the price of Qualcomm Stock and, accordingly, potentially have increased the issue price of the PERQS, and, therefore, the price at which Qualcomm Stock must close before you would receive at maturity an amount of Qualcomm Stock worth as much as or more than the principal amount of the PERQS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PERQS by purchasing and selling Qualcomm Stock, options contracts on Qualcomm Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of Qualcomm Stock and, therefore, adversely affect the value of the PERQS or the payment you will receive at maturity or upon any acceleration of the PERQS.

Supplemental Information
  Concerning Plan of
  Distribution............... Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, will agree to purchase, and we will agree to sell, the aggregate principal amount of PERQS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the PERQS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from the Original Issue Date. We expect to deliver the PERQS against payment therefor in New York, New York on January 21, 2004. After the initial offering of the PERQS, the Agent may vary the offering price and other selling terms from time to time.

                              In order to facilitate the offering of the PERQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PERQS or Qualcomm Stock. Specifically, the Agent may sell more PERQS than it is obligated to purchase in connection with the offering, creating a naked short position in the PERQS for its own account. The Agent must close out any naked short position by purchasing the PERQS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PERQS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PERQS or Qualcomm Stock in the open market to stabilize the price of the PERQS. Any of these activities may raise or maintain the market price of the PERQS above independent market levels or prevent or retard a decline in the market price of the PERQS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
  Plans and Insurance
  Companies.................. Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PERQS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PERQS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the PERQS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                              The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PERQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                              Because we may be considered a party in interest with respect to many Plans, the PERQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the PERQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                              Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PERQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                              Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the PERQS.

                              In addition to considering the consequences of holding the PERQS, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the PERQS should also consider the possible implications of owning Qualcomm Stock upon exchange of the PERQS at maturity. Purchasers of the PERQS have exclusive responsibility for ensuring that their purchase and holding of the PERQS do not violate the prohibited transaction rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
  Taxation................... The following summary is based on the advice of
                              Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial investors in the PERQS purchasing the PERQS at the Issue Price, who will hold the PERQS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws (e.g., taxpayers who are not U.S. Holders, as defined below, certain financial institutions, tax-exempt organizations, dealers and certain traders in options or securities, partnerships or other entities classified as partnerships, or persons who hold a PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction). As the law applicable to the U.S. federal income taxation of instruments such as the PERQS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                              General

                              Pursuant to the terms of the PERQS, we and every investor in the PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PERQS for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a contract (the "Forward Contract") that requires an investor in a PERQS to purchase, and us to sell, for an amount equal to $59.919 (the "Forward Price"), Qualcomm Stock at maturity and
                              (ii) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the investor's obligation to purchase Qualcomm Stock (the "Deposit"), which Deposit bears an annually compounded yield of 1.37% per annum, which yield is based on our cost of borrowing. Under this characterization, less than the full quarterly payments on the PERQS will be attributable to the yield on the Deposit. Accordingly, the excess of the quarterly payments on the PERQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the investors' entry into the Forward Contract (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the PERQS, we will allocate 100% of the Issue Price of the PERQS to the Deposit and none to the Forward Contract. Our allocation of the Issue Price among the Components will be binding on investors in the PERQS, unless an investor timely and explicitly discloses to the IRS that its allocation is different from ours. The treatment of the PERQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PERQS or instruments similar to the PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the PERQS. Due to the absence of authorities that directly address instruments that are similar to the PERQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the PERQS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PERQS (including alternative characterizations of the PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                              U.S. Holders

                              As used herein, the term "U.S. Holder" means an owner of a PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              Tax Treatment of the PERQS

                              Assuming the characterization of the PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                              Quarterly Payments on the PERQS. To the extent attributable to the yield on the Deposit, quarterly payments on the PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the U.S. federal income tax treatment of Contract Fees is uncertain, we intend to take the position, and the following discussion assumes, that any Contract Fees with respect to the PERQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes.

                              Tax Basis. Based on our determination set forth above, the U.S. Holder's tax basis in the Forward Contract will be zero, and the U.S. Holder's tax basis in the Deposit will be 100% of the Issue Price.

                              Settlement of the Forward Contract. Upon maturity of the Forward Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of Qualcomm Stock, and the U.S. Holder would not recognize any gain or loss with respect to any Qualcomm Stock received. With respect to any cash received upon maturity (other than in respect of any accrued interest on the Deposit and any accrued Contract Fees), a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash as described in the following paragraph. Any such gain or loss would generally be capital gain or loss, as the case may be.

                              With respect to any Qualcomm Stock received upon maturity, the U.S. Holder would have an adjusted tax basis in the Qualcomm Stock equal to the pro rata portion of the Forward Price allocable to it. The allocation of the Forward Price between the right to receive cash and Qualcomm Stock should be based on the amount of the cash received (excluding cash in respect of any accrued interest on the Deposit and any accrued Contract Fees) and the relative fair market value of Qualcomm Stock as of the Maturity Date. The holding period for any Qualcomm Stock received would start on the day after the maturity of the PERQS.

                              Price Event Acceleration. Although the tax consequences of a Price Event Acceleration are uncertain, we intend to treat a Price Event Acceleration as (i) the repayment by us of the Deposit for a price equal to the Forward Price plus the present value of the portion of the remaining scheduled payments on the PERQS (from and including the date of acceleration) that is attributable to interest on the Deposit, and (ii) the settlement of the Forward Contract through the delivery by the U.S. Holder to us of the Forward Price in exchange for (a) shares of Qualcomm Stock and (b) cash equal to the present value of the portion of the remaining scheduled payments on the PERQS (from and including the date of acceleration) that is attributable to Contract Fees. We will also pay cash representing unpaid interest on the Deposit and unpaid Contract Fees that accrued up to but excluding the date of acceleration.

                              Assuming the characterization of the Price Event Acceleration described above, a U.S. Holder would, with respect to the price paid by us to repay the Deposit, recognize capital gain or loss equal to the difference between such amount and the U.S. Holder's basis in the Deposit which difference, in the case of an initial investor, would be equal to the present value of the portion of remaining scheduled payments on the PERQS attributable to the unaccrued interest on the Deposit. In general, the tax treatment of the settlement of the Forward Contract upon a Price Event Acceleration would be the same as described above under "--Settlement of the Forward Contract." However, the tax treatment of cash received with respect to the present value of the portion of the remaining scheduled payments on the PERQS that is attributable to Contract Fees is uncertain. Such amount could be treated as an adjustment to the Forward Price, which would reduce the basis a U.S. Holder would have in Qualcomm Stock received, or as additional cash proceeds with respect to the Forward Contract, which would be treated as described above under "--Settlement of the Forward Contract." U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of cash received with respect to the Forward Contract upon a Price Event Acceleration.

                              Any cash received with respect to accrued interest on the Deposit and any accrued Contract Fees will be taxed as described under "--Quarterly Payments on the PERQS" above.

                              Sale, Exchange or Early Retirement of the PERQS. Upon a sale or exchange of a PERQS prior to the maturity of the PERQS, or upon their retirement prior to maturity upon the occurrence of a Reorganization Event Acceleration or an Event of Default Acceleration, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and the U.S. Holder's tax basis in the PERQS so sold, exchanged or retired. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the Deposit, which would be taxed as described under "--Quarterly Payments on the PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees. U.S. Holders should consult their own tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale, exchange or retirement of a PERQS.

                              Possible Alternative Tax Treatments of an
                              Investment in the PERQS

                              Due to the absence of authorities that directly address the proper characterization of the PERQS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PERQS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                              If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PERQS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue Price. In addition, a U.S. Holder would recognize income upon maturity of the PERQS to the extent that the value of Qualcomm Stock and cash (if any) received exceeded the adjusted issue price. Furthermore, any gain realized with respect to the PERQS would generally be treated as ordinary income.

                              Even if the Contingent Payment Regulations do not apply to the PERQS, other alternative U.S. federal income tax characterizations or treatments of the PERQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the PERQS. It is possible, for example, that a PERQS could be treated as constituting an "open transaction" with the result that the quarterly payments on the PERQS might not be accounted for separately as giving rise to income to U.S. Holders. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the PERQS.

                              Backup Withholding and Information Reporting

                              Backup withholding and information reporting may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                                                                         Annex A

     In calculating the Adjusted Interest Payment for any Interest Payment Date, the Dividend Adjustment Factor for such Interest Payment Date will be equal to the value in the table below that corresponds to (i) the dollar value in the "Closing Price" column closest to the actual Closing Price of Qualcomm Stock on the day prior to the Adjusted Dividend Ex-Date for the applicable quarterly dividend payment date, and (ii) the date that is the Adjusted Dividend Ex-Date or the next succeeding date specified in the table below. For example, if the Adjusted Dividend Ex-Date for the declared regular quarterly cash dividend paid to holders of Qualcomm Stock is February 25, 2004 and the Closing Price of Qualcomm Stock on the day prior to such Adjusted Dividend Ex-Date equaled $65.00, then the Dividend Adjustment Factor with respect to the interest payable on the PERQS on April 30, 2004, would be determined using the values in the February 28, 2004 column, and, therefore, the Dividend Adjustment Factor would be 54.17%.

Closing    1/20/   2/28/    3/30/    4/30/    5/30/    6/30/    7/30/    8/30/    9/30/   10/30/   11/30/   12/30/    1/30/
 Price     2004    2004     2004     2004     2004     2004     2004     2004     2004    2004     2004     2004      2005
-----------------------------------------------------------------------------------------------------------------------------
 $ 0.01   99.54%  99.59%   99.62%   99.66%   99.70%   99.74%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $ 2.50   99.54%  99.59%   99.62%   99.66%   99.70%   99.74%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $ 5.00   99.54%  99.59%   99.62%   99.66%   99.70%   99.74%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $ 7.50   99.54%  99.59%   99.62%   99.66%   99.70%   99.74%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $10.00   99.54%  99.59%   99.62%   99.66%   99.70%   99.74%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $12.50   99.54%  99.59%   99.62%   99.66%   99.70%   99.74%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $15.00   99.54%  99.59%   99.62%   99.66%   99.70%   99.74%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $17.50   99.54%  99.59%   99.62%   99.66%   99.70%   99.74%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $20.00   99.54%  99.59%   99.62%   99.66%   99.70%   99.74%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $22.50   99.52%  99.58%   99.62%   99.66%   99.70%   99.74%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $25.00   99.48%  99.56%   99.61%   99.66%   99.70%   99.74%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $27.50   99.37%  99.50%   99.57%   99.64%   99.69%   99.73%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $30.00   99.13%  99.34%   99.48%   99.58%   99.66%   99.72%   99.77%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $32.50   98.68%  99.03%   99.25%   99.44%   99.58%   99.68%   99.75%   99.81%   99.85%   99.89%   99.92%   99.96%   100.00%
 $35.00   97.91%  98.45%   98.82%   99.13%   99.38%   99.57%   99.70%   99.79%   99.85%   99.89%   99.92%   99.96%   100.00%
 $37.50   96.73%  97.50%   98.06%   98.55%   98.97%   99.31%   99.56%   99.73%   99.83%   99.89%   99.92%   99.96%   100.00%
 $40.00   95.05%  96.08%   96.85%   97.58%   98.22%   98.79%   99.24%   99.57%   99.78%   99.88%   99.92%   99.96%   100.00%
 $42.50   92.81%  94.09%   95.10%   96.09%   97.00%   97.87%   98.60%   99.20%   99.62%   99.84%   99.92%   99.96%   100.00%
 $45.00   89.98%  91.49%   92.73%   93.97%   95.17%   96.38%   97.47%   98.46%   99.23%   99.71%   99.91%   99.96%   100.00%
 $47.50   86.58%  88.27%   89.69%   91.16%   92.63%   94.18%   95.66%   97.13%   98.41%   99.35%   99.85%   99.96%   100.00%
 $50.00   82.65%  84.45%   86.00%   87.64%   89.33%   91.17%   93.03%   94.99%   96.90%   98.51%   99.62%   99.96%   100.00%
 $52.50   78.27%  80.11%   81.70%   83.44%   85.26%   87.31%   89.47%   91.88%   94.42%   96.87%   98.97%   99.92%   100.00%
 $55.00   73.54%  75.32%   76.89%   78.63%   80.49%   82.63%   84.96%   87.68%   90.75%   94.03%   97.44%   99.71%   100.00%
 $57.50   68.57%  70.22%   71.69%   73.34%   75.12%   77.22%   79.57%   82.39%   85.76%   89.67%   94.41%   98.87%   100.00%
 $60.00   63.45%  64.91%   66.23%   67.70%   69.32%   71.25%   73.43%   76.14%   79.49%   83.64%   89.30%   96.39%   100.00%
 $62.50   58.30%  59.53%   60.63%   61.88%   63.25%   64.89%   66.77%   69.14%   72.15%   76.04%   81.82%   90.82%   100.00%
 $65.00   53.20%  54.17%   55.03%   56.00%   57.07%   58.35%   59.82%   61.67%   64.05%   67.20%   72.13%   81.01%   100.00%
 $67.50   48.24%  48.93%   49.54%   50.22%   50.95%   51.82%   52.81%   54.03%   55.60%   57.66%   60.90%   67.12%   100.00%
 $70.00   43.49%  43.90%   44.25%   44.63%   45.03%   45.48%   45.97%   46.53%   47.20%   48.01%   49.12%   50.96%   100.00%
 $72.50   38.98%  39.13%   39.24%   39.34%   39.41%   39.46%   39.47%   39.39%   39.20%   38.80%   37.81%   35.18%    0.00%
 $75.00   34.76%  34.67%   34.56%   34.40%   34.19%   33.88%   33.45%   32.82%   31.88%   30.45%   27.79%   22.02%    0.00%
 $77.50   30.85%  30.55%   30.25%   29.87%   29.40%   28.79%   28.01%   26.93%   25.42%   23.24%   19.53%   12.51%    0.00%
 $80.00   27.26%  26.78%   26.32%   25.75%   25.09%   24.23%   23.19%   21.78%   19.88%   17.28%   13.15%    6.48%    0.00%
 $82.50   23.99%  23.36%   22.77%   22.07%   21.25%   20.22%   18.99%   17.38%   15.28%   12.52%    8.50%    3.07%    0.00%
 $85.00   21.03%  20.30%   19.60%   18.80%   17.87%   16.74%   15.40%   13.69%   11.54%    8.87%    5.28%    1.34%    0.00%
 $87.50   18.38%  17.56%   16.80%   15.93%   14.94%   13.75%   12.37%   10.66%    8.59%    6.14%    3.17%    0.54%    0.00%
 $90.00   16.01%  15.13%   14.34%   13.43%   12.42%   11.21%    9.86%    8.22%    6.30%    4.17%    1.84%    0.20%    0.00%
 $92.50   13.90%  13.00%   12.18%   11.27%   10.26%    9.09%    7.79%    6.26%    4.56%    2.77%    1.04%    0.07%    0.00%
 $95.00   12.04%  11.13%   10.32%    9.42%    8.44%    7.32%    6.11%    4.73%    3.25%    1.81%    0.57%    0.02%    0.00%
 $97.50   10.40%   9.50%    8.71%    7.84%    6.91%    5.86%    4.76%    3.54%    2.30%    1.17%    0.30%    0.01%    0.00%
$100.00    8.97%   8.09%    7.33%    6.50%    5.63%    4.67%    3.69%    2.63%    1.61%    0.74%    0.16%    0.00%    0.00%
$102.50    7.72%   6.87%    6.15%    5.37%    4.57%    3.71%    2.84%    1.94%    1.11%    0.46%    0.08%    0.00%    0.00%
$105.00    6.63%   5.83%    5.15%    4.43%    3.70%    2.93%    2.17%    1.42%    0.76%    0.29%    0.04%    0.00%    0.00%
$107.50    5.68%   4.93%    4.30%    3.64%    2.99%    2.30%    1.66%    1.04%    0.52%    0.17%    0.02%    0.00%    0.00%
$110.00    4.87%   4.16%    3.58%    2.99%    2.40%    1.81%    1.26%    0.75%    0.35%    0.11%    0.01%    0.00%    0.00%
$112.50    4.16%   3.51%    2.98%    2.44%    1.93%    1.41%    0.95%    0.54%    0.23%    0.06%    0.00%    0.00%    0.00%
$115.00    3.55%   2.96%    2.47%    1.99%    1.54%    1.10%    0.71%    0.39%    0.16%    0.04%    0.00%    0.00%    0.00%
$117.50    3.03%   2.48%    2.05%    1.62%    1.23%    0.85%    0.54%    0.28%    0.10%    0.02%    0.00%    0.00%    0.00%
$120.00    2.58%   2.09%    1.70%    1.32%    0.98%    0.66%    0.40%    0.20%    0.07%    0.01%    0.00%    0.00%    0.00%